As filed with the Securities and Exchange Commission on February 28, 2020

REGISTRATION STATEMENT NO. 333-227609

REGISTRATION STATEMENT NO. 333-229820

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-227609

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-229820

UNDER

THE SECURITIES ACT OF 1933

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

757 N. Eldridge Parkway

Houston, Texas 77079

(281) 870-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Freeman

Executive Vice President,

Chief Legal Officer & Corporate Secretary

757 N. Eldridge Parkway

Houston, Texas 77079

(281) 870-5000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each a “Registration Statement” and, collectively, the “Registration Statements”), filed by McDermott International, Inc., a Panamanian corporation (“McDermott”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-227609 on Form S-3, filed on September 28, 2018, registering an indeterminate number of shares of common stock, par value $1.00 per share (the “Common Stock”), senior debt securities, subordinated debt securities, preferred stock, warrants, stock purchase contracts and stock purchase units of McDermott; and

•

Registration Statement No. 333-229820 on Form S-3, filed on February 25, 2019, registering (i) 6,733,094 shares of Common Stock issuable upon the exercise of the Series A warrants that McDermott issued to certain selling stockholders in a November 2018 private placement (the “Warrants”), and (ii) an indeterminate number of shares of Common Stock issuable (1) upon exercise of the Warrants pursuant to anti-dilution adjustments of the Warrants and (2) upon redemption of McDermott’s 12% redeemable preferred stock, par value $1.00 per share, in connection with certain change-of-control transactions.

On January 21, 2020, McDermott, and certain of its subsidiaries (together with McDermott, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas to pursue a Joint Repackaged Chapter 11 Plan of Reorganization of the Debtors. The Chapter 11 Cases are being jointly administered under the caption In re McDermott International, Inc., et al., No. 20-30336.

As a result of the Chapter 11 Cases, McDermott has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by McDermott in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, McDermott hereby removes from registration all of such securities of McDermott registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and McDermott hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 28, 2020.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ John M. Freeman
John M. Freeman
Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated on February 28, 2020.

Signature	Title

/s/ David Dickson David Dickson	President and Chief Executive Officer Director

/s/ Chris Krummel Chris Krummel	Executive Vice President and Chief Financial Officer

/s/ Dale Suderman Dale Suderman	Vice President, Chief Accounting Officer

/s/ Gary P. Luquette Gary P. Luquette	Non-Executive Chairman of the Board of Directors

/s/ Forbes I.J. Alexander Forbes I.J. Alexander	Director

/s/ Philippe Barril Philippe Barril	Director

/s/ John F. Bookout, III John F. Bookout, III	Director

/s/ Alan J. Carr Alan J. Carr	Director

/s/ L. Richard Flury L. Richard Flury	Director

/s/ W. Craig Kissel W. Craig Kissel	Director

Signature	Title

/s/ James H. Miller James H. Miller	Director

/s/ William H. Schumann, III William H. Schumann, III	Director

/s/ Mary Shafer-Malicki Mary Shafer-Malicki	Director

/s/ Heather L. Summerfield Heather L. Summerfield	Director

/s/ Marsha C. Williams Marsha C. Williams	Director